EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 25, 2023 with respect to the statements of condition including the related portfolios of Dividend Income & Value Portfolio 2023-3, Buyback Leaders Portfolio 2023-3 and American Infrastructure Growth Portfolio 2023-3 (included in Invesco Unit Trusts, Series 2303) as of July 25, 2023 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-271633) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
July 25, 2023